UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 3, 2005

Date of Report (Date of earliest event reported)

IMPSAT Fiber Networks, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 000-29085

Delaware	52-1910372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Elvira Rawson de Dellepiane 150

Piso 8, C1107BCA

Buenos Aires, Argentina

(Address of principal executive offices)

(Zip Code)

(5411) 5170-0000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 3, 2005, Mr. James E. Bolin was appointed as a Category Four Director (as defined below) of IMPSAT Fiber Networks, Inc. (the “Company”), to serve until the 2006 Annual General Meeting of the Company or until his earlier resignation or removal. Mr. Bolin’s appointment fills a vacancy that resulted from the previously disclosed June 8, 2005 resignation of Mr. Raul Ramirez from the Company’s Board of Directors (the “Board”).

Pursuant to the Company’s certificate of incorporation (the “Charter”), the Board is constituted by seven members who are classified among four categories. Three of those members of the Board (the “Category Four Directors”) are elected by the stockholders of the Company who, under the Company’s March 25, 2003 Chapter 11 Plan of Reorganization, received shares of the Company’s common stock in exchange for the Company’s former 13-3/4% Senior Notes due 2005 and 12-3/8% Senior Notes due 2008 (the “Initial Common Stockholders”), for so long as the Initial Common Stockholders continue to satisfy conditions as to ownership of such common stock (the “Initial Common Stock”) specified in the Charter. Applicable provisions of the Charter provide that any vacancy occurring because of the resignation of a Category Four Director shall be filled by the remaining Category Four Directors. Accordingly, Mr. Bolin’s appointment was made by the other two incumbent Category Four Directors, Mr. Thomas Doster IV and Mr. Ignacio Troncoso.

As of the date of this filing, Mr. Bolin is not expected to be appointed as a member of any committee of the Board.

Mr. Bolin is an employee of Morgan Stanley & Co. Incorporated (“Morgan Stanley”). As previously disclosed, on July 29, 2005, the Company, its Argentine subsidiary, IMPSAT, S.A. (“IMPSAT Argentina”), and its Brazilian subsidiary, IMPSAT Comunicacoes Ltda. (“IMPSAT Brazil”), entered into definitive amended and restated financing agreements with Morgan Stanley to restructure $125.6 million in aggregate principal outstanding indebtedness of IMPSAT Argentina and IMPSAT Brazil pursuant to separate credit agreements that are each guaranteed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPSAT FIBER NETWORKS, INC. (Registrant)

Date: August 9, 2005	By:	/s/ Héctor Alonso
Héctor Alonso Executive Vice President and Chief Financial Officer